Exhibit 10.21

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and effective as of July 1, 2009, by and between Atlas America, Inc., a Delaware Corporation having its principal office in Moon Township, Pennsylvania (“Employer”) and Matthew A. Jones, an individual residing in Haverford, Pennsylvania (“Executive”).

WHEREAS, Executive has been Chief Financial Officer of Employer since March 21, 2005, and Employer, the Companies (as defined in Section 3C hereto) and Executive desire to formalize the arrangements regarding his employment by Employer.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Employment/Duties.

A. Employment. Employer hereby agrees to continue to employ Executive as Chief Financial Officer of Employer. Executive hereby accepts such employment in accordance with the terms of this Agreement. Executive’s position will be full-time (subject to the provisions of Section 3C hereof). In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable generally to full-time employees, the terms of this Agreement shall control.

B. Duties. Executive reports at the direction of the Chief Executive Officer of Employer (and if the Chairman of Employer is not also the Chief Executive Officer of Employer, also to the Chairman of Employer) and, when appropriate, the Board of Directors of Employer (the “Board”) and is bound to follow their lawful instructions and directions. Executive agrees to serve diligently, competently and to the best of his abilities during the period of employment.

C. Other Interests. Employer acknowledges that Executive has in the past, does currently and is expected in the future to participate in and/or serve in other professional and civic activities, including civic and charitable boards or committees, industry associations, fulfill speaking engagements or teach at educational institutions and other activities that do not conflict with the business and affairs of Companies or interfere, individually or in the aggregate, with Executive’s performance of his duties hereunder.

2. Term. The term of this Agreement shall commence on July 1, 2009 (the “Employment Effective Date”) and, unless sooner terminated pursuant to Section 5 hereof, shall continue for a period of two (2) years thereafter (the “Contract Period”). This Agreement shall expire at the end of the then current Contract Period unless Employer gives Executive written notice of its intent to renew this Agreement at least 180 days before the expiration of the then current Contract Period. If the Executive accepts Employer’s offer to renew within five (5) days from Executive’s receipt of such notice, the Agreement shall be renewed for an additional two (2) years. Termination of Executive’s employment hereunder for any reason shall be referred to as a “Termination.”

3. Compensation.

A. Base Salary. During the term hereof, the Executive will be paid an initial base salary of $ 300,000 per annum (“Base Salary”). Increases may be made to the Executive’s Base Salary at the discretion of the Board. Effective as of the date of any such increase, the Base Salary, as increased, shall be the Base Salary for all purposes of this Agreement and may not thereafter be reduced. Such Base Salary shall be paid in accordance with Employer’s regular payroll policies and shall be subject to all applicable withholding requirements.

B. Cash Bonus. Executive shall be eligible to receive a bonus determined in accordance with procedures established by the Compensation Committee of the Board. All bonus payments shall be subject to all applicable withholding requirements.

C. Equity Compensation. Executive shall be eligible to receive grants of equity based compensation in the form of restricted stock grants, stock options, stock appreciation rights, phantom stock units or other forms of equity based compensation that the Board may determine. Such equity based compensation may be with respect to the securities of Employer, Atlas Energy Resources, LLC, Atlas Pipeline Partners, L.P., Atlas Pipeline Holdings, L.P., or other affiliates of Employer (together the “Companies”). Collectively, all equity based compensation in any of the Companies will be referred to as “Units”. As of the date hereof, Executive holds Units in the amounts set forth on Schedule 3.C hereto. With respect to the Units:

(i) Vesting of Units. Except as otherwise provided for in this Agreement, any unvested Units will be subject to forfeiture in accordance with the applicable long-term incentive plan (a “Plan”) of the entity whose securities are the basis of such Unit (the “Restriction”). For purposes of the Units, Executive’s employment will be considered to continue as long as he remains employed by or performs services for any of the Companies. Notwithstanding anything to the contrary in the Companies’ grant agreements, if Executive’s employment is terminated by Employer without cause or if Executive terminates his employment for Good Reason, then all of his Units shall be fully vested.

4. Benefits.

A. Vacation Leave. Executive is entitled to take vacation days, holidays and personal days according to Employer’s regular policies and procedures applicable to other executives of Employer.

B. Benefit Plans. During the Contract Period and, to the extent specifically provided for herein, thereafter, (i) Executive shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of Employer to the extent they are generally available to other senior officers, directors and executives of Employer, and (ii) Executive and/or his family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies, and programs provided by Employer, including, without limitation, medical, prescription, dental, disability, sickness benefits, employee life insurance, accidental death, and travel insurance plans and programs, to the same extent as other senior officers, directors or executives of Employer. Employer retains the right to select and to change any insurance provider at its discretion.

C. Expenses. Employer shall reimburse Executive for all reasonable and necessary work-related administrative and travel expenses incurred by Executive in carrying out his duties under this Agreement, pursuant to Employer’s business expense policies and procedures. Written receipts must be submitted to document all expenses for which reimbursement is sought

5. Termination. Anything herein contained to the contrary notwithstanding, Executive’s employment shall terminate as a result of any of the following events:

A. Executive’s death.

B. Termination by Employer for Cause. “Cause” shall encompass any of the following: (i) the Executive has committed any demonstrable and material act of fraud; (ii) illegal or gross misconduct by the Executive that is willful and results in damage to the business or reputation of the Companies; (iii) the Executive is charged with a felony; (iv) the continued failure by the Executive to substantially to perform his duties under this Agreement (other than as a result of physical or mental illness or injury), after Employer delivers to the Executive a written demand for substantial performance that specifically identifies, with reasonable opportunity to cure, the manner in which Employer believes that the Executive has not substantially performed his duties; or (v) the Executive has failed to follow reasonable written directions of Employer which are consistent with his duties hereunder and not in violation of applicable law, provided the Executive shall have 10 business days after written notice to cure such failure. A Termination for Cause shall be effected in accordance with the following procedures. Employer shall give Executive written notice (“Notice of Termination for Cause”) of its intention to terminate Executive’s employment for Cause, setting forth in reasonable detail the specific conduct constituting Cause and the specific provisions of this Agreement on which such claim is based.

C. Termination by Employer without Cause, upon ninety (90) days prior written notice to Executive.

D. Executive becomes disabled by reason of physical or mental disability for more than one hundred eighty (180) days in the aggregate or a period of ninety (90) consecutive days during any 365-day period and the Board determines, in good faith based upon medical evidence, that Executive, by reason of such physical or mental disability, is rendered unable to perform his duties and services hereunder (a “Disability”). Executive agrees to provide his medical records and to submit to a medical examination so that the Board may make its determination. A termination of Executive’s employment by Employer for Disability shall be communicated to Executive by written notice and shall be effective on the thirtieth (30th) day after Executive’s receipt of such notice (the “Disability Effective Date”) unless Executive returns to full time performance of his duties before the Disability Effective Date.

E. Termination of employment by Executive for “Good Reason” upon thirty (30) days’ prior written notice to Employer. “Good Reason” shall mean any action or inaction that constitutes a material breach by Employer of this Agreement, or a Change of Control of Employer.

(i) Executive must provide written notice of termination for Good Reason to Employer within thirty (30) days after the event constituting Good Reason. Employer shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Executive’s notice of termination. If Employer does not correct the act or failure to act, Executive must terminate employment for Good Reason within thirty (30) days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

(ii) As used herein, “Change of Control” shall mean the occurrence of any of the following: (a) The acquisition of the beneficial ownership, as defined under the Securities Exchange Act of 1934, of fifty percent (50%) or more of Employer’s voting securities or all or substantially all of the assets of Employer by a single person or entity or group of affiliated persons or entities other than by a Related Entity (as defined below); or (b) Employer consummates, a merger, consolidation, combination, share exchange, division or other reorganization or transaction of Employer (a “Corporate Transaction”) with an entity, other than a Related Entity (as defined below), in which either (A) the directors of Employer as applicable immediately prior to the Corporate Transaction constitute less than a majority of the board of directors of the surviving, new or combined entity unless one-half of the board of directors of the surviving, new or combined entity, were directors of Employer immediately prior to such Corporate Transaction and Employer’s chief executive officer immediately prior to such Corporate Transaction continues as the chief executive officer of the surviving, new or combined entity, or (B) the voting securities of Employer immediately before the Corporate Transaction represent less than sixty (60) percent of the combined voting power immediately after the Corporate Transaction of the outstanding securities of (I) Employer, (II) the surviving entity or (III) in the case of a division, each entity resulting from the division; or (c) during any period of twenty-four (24) consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by Employer’s stockholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period; or (d) the shareholders of Employer approve a plan of complete liquidation, or winding-up of Employer or an agreement of sale or disposition (in one transaction or a series of transactions) of all or substantially all of Employer’s assets or all or substantially all of the assets of its primary subsidiaries other than to a Related Entity (as defined below). For purposes of the definition of “Change of Control” as set forth herein, the term “Related Entity” shall mean any of the Companies or another entity that is an “affiliate” of Employer or of Executive or any member of Executive’s immediate family including his spouse or children, as determined in accordance with Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended

F. Executive’s termination of employment for any reason other than those set forth in Section 5E (other than by Executive’s death or Disability) upon thirty (30) days’ prior written notice to Employer.

G. The “Date of Termination” means the date of Executive’s death, the Disability Effective Date or the date on which the termination of Executive’s employment by Employer for Cause or without Cause or by Executive for Good Reason is effective, as the case may be.

6. Consideration Payable to Executive Upon Termination or in the Event of Death.

A. Death. If Executive’s employment is terminated by reason of his death during the Contract Period, Employer shall pay to Executive’s designated beneficiaries (or, if there is no beneficiary, to Executive’s estate or legal representative), in one cash payment within sixty (60) days after the Date of Termination (except as described below), the sum of the following amounts (the “Accrued Obligations”): (1) any portion of the Executive’s Annual Base Salary through the Date of Termination that has been earned but not yet been paid; (2) an amount representing the incentive compensation for the period that includes the date of termination, computed by assuming that the amount of all such incentive compensation would be equal to amount that the Executive earned the prior fiscal year, and multiplying that amount by a fraction, the numerator of which is the number of days worked in the current fiscal year through the date of termination, and the denominator of which is the total number of work days in the relevant current fiscal year; and (3) any accrued but unpaid incentive compensation and vacation pay. In the event of Termination under this paragraph, all other benefits, payments or compensation to be provided to Executive hereunder shall terminate; provided however that Executive’s rights in any Units with Restrictions shall immediately vest and all Restrictions shall be null and void.

B. By Employer for Cause; By Executive Other than for Good Reason. If Executive’s employment is terminated by Employer for Cause during the Contract Period, Employer shall pay Executive the Base Salary and vacation pay through the Date of Termination to the extent earned but not yet paid. If Executive voluntarily terminates employment during the Contract Period, other than for Good

Reason, Employer shall pay Executive the Base Salary through the Date of Termination to the extent earned but not yet paid. In the event of Termination under this paragraph, all other benefits, payments or compensation to be provided to Executive hereunder shall terminate and Executive’s rights in incentive plans shall be governed solely by the terms of the applicable plan, except that all Units that have vested as of the Date of Termination shall not be subject to forfeiture.

C. By Employer Other than for Cause; By Executive for Good Reason. If, during the Contract Period, Employer terminates Executive’s employment, other than for Cause, or Executive terminates employment for Good Reason, Employer shall pay to Executive the following severance compensation if Executive executes and does not revoke a Release (as described below), in lieu of any payments due under any severance plan or program for employees or executives:

(i) Employer will pay Executive an amount equal to two (2) times the Average Compensation. The severance compensation shall be payable in a lump sum payable one hundred eighty five (185) days after the Date of Termination, subject to Executive’s execution of an effective Release. As used herein, the term “Average Compensation” shall mean: (a) base salary in effect immediately before termination, plus (b) the average of the cash bonuses earned for the three (3) calendar years preceding the year in which the Date of Termination occurs.

(ii) During the twenty four (24) month period following Executive’s Date of Termination (the “Separation Period”), Executive may elect continued health and dental coverage under the Employer’s health and dental plans in which Executive participated at the date of termination, as in effect from time to time, provided that Executive shall be responsible for paying the full monthly cost of such coverage. The monthly cost shall be the premium determined for purposes of continued coverage under section 4980B(f)(4) of the Code (“COBRA Premium”) in effect from time to time. If Executive elects such continued health and dental coverage, Employer will reimburse Executive for the monthly COBRA Premium paid by Executive for such coverage during the Severance Period, less the amount that Executive would be required to contribute for health and dental coverage if Executive were an active employee of Employer. These payments will commence within thirty (30) days following the Date of Termination, subject to Executive’s execution of an effective Release, and will be paid on the first payroll date of each month.

(iii) Employer will pay any other amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of Employer.

(iv) In order to receive payments under this subsection 6C, Executive must execute and not revoke a release, in a form acceptable to Employer, of any and all claims against Employer, the Companies and all related parties with respect to all matters arising out of Executive’s employment, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of Employer under which Executive has accrued and is due a benefit) (the “Release”).

(v) Executive’s rights in any Units with Restrictions shall immediately vest and all Restrictions shall be null and void.

The payments provided pursuant to this Section 6C are intended to compensate Executive for a Termination by Employer other than for Cause or for the actions of Employer leading to a Termination by Executive for Good Reason, and shall be the sole and exclusive remedy therefor. If Executive’s employment is terminated by reason of Disability, any benefits received on account of Employer provided disability insurance for the period on which this severance payment is based shall offset the amount payable by Employer as severance pay.

7. Confidentiality. In connection with Executive’s services to Employer, Employer agrees that it will provide access to certain proprietary and confidential information of Employer and the Companies that is not generally known to the public, including but not limited to, its services, personnel, procedures and financial information. The promises of the Employer contained herein are not intended to be contingent upon continues employment but are intended by the parties to be fully enforceable at the time of the execution of this Agreement. Executive acknowledges and agrees that Executive’s employment by Employer creates a relationship of confidence and trust between the Executive and Employer that extends to all confidential information that becomes known to Executive. Executive agrees not to directly, indirectly or otherwise, disclose, publish, make available to, or use for his own benefit or the benefit of any person, firm, corporation or other entity for any reason or purpose whatsoever, any proprietary or confidential information during the Contract Period and for a period of two years thereafter other than in connection with performing Executive’s services for Employer in accordance with this Agreement. Upon termination of employment, Executive agrees not to retain or take with him any confidential notes, records, documents or other proprietary or confidential information about Employer, the Companies or any of their affiliates prepared or obtained in the course of employment.

8. Representations.

A. Executive represents and warrants to Employer that he is not now subject to any non-competition, restrictive covenant, or other restriction or agreement that would prevent, limit or impair in any way his ability to perform all of his obligations under this Agreement.

B. Executive agrees that he will disclose and provide a copy of the confidentiality and non-competition provisions of this Agreement to any prospective Employer and/or recruiter.

9. Reasonableness. Executive agrees that the restrictions imposed on Executive in Section 7 of the Agreement are fair and reasonable and are reasonably required for the protection of the interests of the Employer.

10. Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation or any retirement benefit heretofore or hereafter earned by Executive as the result of employment by any other person, firm or corporation.

11. Other Employer Policies. Executive understands and agrees that Executive is subject to all other policies of the Employer not inconsistent with this Agreement, including, but not limited to, policies pertaining to vacation entitlement, sick leave, holiday pay, health care, and expense reimbursement.

12. Interpretation and Enforcement of this Agreement. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either party hereto. Employer expressly reserves the right to enforce any and all provisions of the Agreement. In the event of a breach or violation of this Agreement by Executive, Employer may pursue all appropriate avenues of relief, including bringing legal action against Executive.

13. Notification and Waiver.

A. This Agreement is understood by Executive to be clear and fully enforceable as written. Executive should not execute it if he or she believes otherwise. However, if Executive later challenges the enforceability or clarity of any provision of this Agreement, Executive agrees to notify Employer of this challenge in writing at least fourteen (14) days before engaging in any assignment or other competitive activity that could possibly be prohibited by this Agreement. Both Executive and Employer agree to then meet and confer or mediate for the purpose of resolving the dispute. If no resolution is arrived at, then the parties will be free to pursue all of their legal rights and remedies. If, however, Executive elects not to provide advance notice described above and does not participate in good faith in the “meet and confer” process described above, then Executive agrees that Executive’s failure to comply will be considered a waiver of Executive’s right to challenge the enforceability and/or clarity of the terms of this letter agreement and the restrictions in it.

B. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by a nationally recognized overnight courier service, in each case, to the then current address of the party receiving such notice.

14. Final Agreement. This Agreement terminates and supersedes all prior understandings or agreements on the subject matter herein. This Agreement may not be modified unless the change or modification or waiver is in writing and signed by Executive and an officer of Employer.

15. Right to Injunctive Relief. Executive acknowledges that Employer will suffer irreparable injury, not readily susceptible to valuation in monetary damages, if Executive breaches any of Executive’s obligations under Section 7 above. Accordingly, Executive agrees that Employer will be entitled to injunctive relief against any breach or prospective breach by Executive of Executive’s obligations under Section 7 in any federal or state court of competent jurisdiction where enforcement of this Agreement is sought. Executive hereby submits to the jurisdiction of such courts for the purposes of any actions or a proceeding instituted by Employer to obtain such injunctive relief, and agrees that process may be served on Executive by registered mail, addressed to the last address of Executive known to Employer, or in any other manner authorized by law.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles.

17. Jurisdiction. Executive, Employer and the Companies irrevocably submit to the exclusive personal and subject matter jurisdiction of the United States District Court for the Eastern District of Pennsylvania, or any Commonwealth of Pennsylvania court in Philadelphia County in any such action, suit or proceeding arising in connection with this Agreement or the relationship of the parties hereto, and agree that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens, personal jurisdiction or any other objection to venue therein).

18. Interpretation of Agreement. The provisions of this Agreement shall not be construed in favor of or against either party. In the event any provision of this Agreement is determined by a court to be invalid or unenforceable, the parties contemplate that the provisions may be modified by the court to make them enforceable to the fullest extent allowed by law.

19. Headings. The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of the Agreement of any of the obligations above.

20. No Assignment. Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Employer; which may be withheld by Employer at Employer’s sole and absolute discretion.

21. Severability. If any, provision of the Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

22. Waiver of Jury Trial. The parties hereby knowingly, voluntarily and intentionally waive the right any of them may have to a trial by jury in respect of any litigation based hereon or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with Executive’s employment with Employer. This provision is a material inducement for the parties’ acceptance of this Agreement.

23. Continuing Effect. Executive’s obligations and commitments under this Agreement, other than his obligation to perform duties under Section 1, including specifically without limitation otherwise the promises and commitments of Sections 7, 15, 16 and 17, shall continue after Executive’s departure from Employer, regardless of Executive’s termination from Employer for any reason or any breach of any other obligation or agreement, if any, of Employer to Executive.

24. Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive.

25. Agreement is knowing and voluntary. Executive has carefully reviewed this Agreement to assure his complete understanding of the Agreement’s full effect. Executive has actively engaged in negotiations concerning the terms and conditions of the Agreement. Executive has been represented by counsel of his choice in negotiating and reviewing the Agreement and has been given the opportunity by Employer to engage in this review independently, in consultation with his attorney, and to discuss the Agreement with his family. Executive’s signing of this Agreement is knowing and voluntary.

26. Section 409A.

A. This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A, to the extent applicable. Any payments that qualify for the “short-term deferral” exception or another exception under section 409A shall be paid under the applicable exception. Notwithstanding anything in this Agreement to the contrary, if required by section 409A, if the Executive is considered a “specified employee” for purposes of section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 490A, payment of such amounts shall be delayed as required by section 409A, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

B. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. For purposes of section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

27. Effective Date. This Agreement shall not be final nor take effect until it is first signed by Executive and dated and then executed by Employer.

{Signatures on Following Page}

IN WITNESS WHEREOF, Employer and Executive have executed this Agreement on the date and year written below:

EMPLOYER:

ATLAS AMERICA, INC.

By:

EXECUTIVE:

Matthew A. Jones

Schedule 3.C

to

Employment Agreement of Matthew A. Jones

	Phantom Units		Options
	Vested	Unvested	Vested	Unvested
Atlas America, Inc.			232,500	157,500
Atlas Energy Resources, LLC		20,000		50,000
Atlas Pipeline Partners, L.P.	17,500	2,500
Atlas Pipeline Holdings, L.P.		20,000		100,000